As filed with the Securities and Exchange Commission on November 1, 2021

Registration No. 333-187240

Registration No. 333-211204

Registration No. 333-230883

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO.  333-187240

REGISTRATION STATEMENT NO.  333-211204

REGISTRATION STATEMENT NO.  333-230883

UNDER THE SECURITIES ACT OF 1933

VEREIT, INC.

(Rams MD Subsidiary I, Inc., as successor by merger to VEREIT, Inc.)

VEREIT OPERATING PARTNERSHIP, L.P.

(Exact name of registrant as specified in its charter)

Maryland Delaware	45-2482685 45-1255683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Realty Income Corporation

11995 El Camino Real

San Diego, CA 92130

(Address, Including Zip Code, and Telephone Number, Including Area
Code, of Registrant’s Principal Executive Offices)

Michelle Bushore, Esq.

Executive Vice President, Chief Legal Officer,

General Counsel and Secretary

Realty Income Corporation

11995 El Camino Real

San Diego, CA 92130

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.  This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant (VEREIT, Inc.) is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

Indicate by check mark whether the registrant (VEREIT Operating Partnership, L.P.) is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) filed by the successor entity of VEREIT, Inc., a Maryland real estate investment trust (“VEREIT”), and VEREIT Operating Partnership, L.P., a Delaware limited partnership (“VEREIT OP” and together with VEREIT, the “Registrants”), deregisters all securities that remain unsold under the following Automatic Shelf Registration Statement on Form S-3 (the “Registration Statement”) filed by the Registrants with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-3ASR (No. 333-187240), which was filed with the Commission on March 14, 2013.

•                  Registration Statement on Form S-3ASR (No. 333-211204), which was filed with the Commission on May 6, 2016.

•                  Registration Statement on Form S-3ASR (No. 333-230883), which was filed with the Commission on April 15, 2019.

Effective on November 1, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of April 29, 2021 (as amended, the “Merger Agreement”), by and among VEREIT, VEREIT Operating Partnership, L.P., a Delaware limited partnership (“VEREIT OP”), Realty Income Corporation, a Maryland corporation (“Realty Income”), Rams MD Subsidiary I, Inc., a Maryland corporation and a direct wholly owned subsidiary of Realty Income (“Merger Sub 1”) and Rams Acquisition Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Realty Income (“Merger Sub 2”), (i) Merger Sub 2 merged with and into VEREIT OP, with VEREIT OP continuing as the surviving entity, and (ii) immediately thereafter, VEREIT merged with and into Merger Sub 1, with Merger Sub 1 continuing as the surviving corporation as a wholly owned subsidiary of Realty Income (together, the “Mergers”).

In connection with the completion of the Mergers and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statement have been terminated. In accordance with undertakings made by the Registrants in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrants hereby remove from registration any and all securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 1st day of November, 2021.

RAMS MD SUBSIDIARY I, INC., as successor by merger to VEREIT, INC.

By:	/s/ Michelle Bushore
	Name:	Michelle Bushore
	Title:	Executive Vice President, Chief Legal Officer, General Counsel and Secretary

VEREIT OPERATING PARTNERSHIP, L.P.

By:	/s/ Michelle Bushore
	Name:	Michelle Bushore
	Title:	Executive Vice President, Chief Legal Officer, General Counsel and Secretary

*                                         Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

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